EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD TRUST DECLARES DIVIDENDS FOR SECOND QUARTER OF 2019
DALLAS, June 14, 2019 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.06 per diluted share for the Company’s common stock for the second quarter ending June 30, 2019. The dividend, which equates to an annual rate of $0.24 per share, will be distributed on July 15, 2019, to shareholders of record as of June 28, 2019.
“Our Board of Directors set the quarterly common dividend at a level that it believes is competitive with our lodging REIT peers,” said Douglas A. Kessler, Ashford Trust’s President and Chief Executive Officer. “For some time, our dividend has significantly exceeded what we would have needed to distribute from a taxable income standpoint. This adjustment effectively preserves capital for more advantageous purposes including strengthening our balance sheet and enhancing our ability to pursue more opportunistic growth such as acquisitions that qualify for our Enhanced Return Funding Program (“ERFP”). One of the intended purposes of the ERFP is to make good deals, great deals. We believe we are having success in achieving that goal. To date, we have been pleased with the strong performance and attractive initial results from our recent ERFP acquisitions, namely the Hilton Alexandria Old Town, La Posada de Santa Fe, Embassy Suites New York Midtown Manhattan, and Hilton Santa Cruz/Scotts Valley.”
The Company also reported(1) certain operating metrics on the four ERFP investments. The Embassy Suites New York Midtown Manhattan continues to gain market share each month since acquisition, and RevPAR has increased 35% year-to-date, significantly exceeding the underwritten growth for the first year. At La Posada de Santa Fe, year-to-date Hotel EBITDA has increased 182% over the prior year period and year-to-date RevPAR has increased 16%. The hotel is already exceeding the Company’s underwritten first year and stabilized RevPAR penetration index. At Hilton Alexandria Old Town, group revenue pace for the 3rd and 4th quarter of 2019 is 24% greater than the prior year, and the property has achieved positive gross operating profit flow-through in eight of the ten months since acquisition. Hilton Santa Cruz/Scotts Valley, the Company’s most recent acquisition, is already achieving TTM RevPAR index gains, while TTM NOI and NOI margin are approaching the first year underwritten projections.
“We see the wisdom of this greater access to capital to maximize our shareholder returns over time,” stated Mr. Kessler. “We remain focused on opportunistic hotel purchases and sales, value-added asset management, and diligent efforts to improve our balance sheet.”
The Board declared a dividend of $0.5281 per diluted share for the Company’s 8.45% Series D Cumulative Preferred Stock for the second quarter ending June 30, 2019. The dividend, which equates to an annual rate of $2.1125 per share, is payable on July 15, 2019, to shareholders of record as of June 28, 2019.
The Board declared a dividend of $0.4609 per diluted share for the Company’s 7.375% Series F Cumulative Preferred Stock for the second quarter ending June 30, 2019. The dividend, which equates to an annual rate of $1.8438 per share, is payable on July 15, 2019, to shareholders of record as of June 28, 2019.
The Board declared a dividend of $0.4609 per diluted share for the Company’s 7.375% Series G Cumulative Preferred Stock for the second quarter ending June 30, 2019. The dividend, which equates to an annual rate of $1.8438 per share, is payable on July 15, 2019, to shareholders of record as of June 28, 2019.
The Board declared a dividend of $0.46875 per diluted share for the Company’s 7.50% Series H Cumulative Preferred Stock for the second quarter ending June 30, 2019. The dividend, which equates to an annual rate of $1.875 per share, is payable on July 15, 2019, to shareholders of record as of June 28, 2019.
The Board declared a dividend of $0.46875 per diluted share for the Company’s 7.50% Series I Cumulative Preferred Stock for the second quarter ending June 30, 2019. The dividend, which equates to an annual rate of $1.875 per share, is payable on July 15, 2019, to shareholders of record as of June 28, 2019.

Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple's App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements in this press release include, among others, statements about the Company’s strategy and future plans. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

Notes:

(1)	Year-to-date and trailing 12-month (“TTM”) RevPAR figures are as of May 2019, whereas net operating income (“NOI”), Hotel EBITDA, and group pace figures are as of April 2019.

Ashford Hospitality Trust
La Posada de Santa Fe
Reconciliation of Hotel Net Income to Hotel EBITDA
(Unaudited, in millions)

	4 Months	4 Months
	Ended April 30,	Ended April 30,
	2019	2018
Hotel Net Income (Loss)	$(0.9)	$(0.4)

Adjustment:
Depreciation and amortization	$0.7	$0.3
Interest expense	$0.5	$0.2

Hotel EBITDA	$0.3	$0.1

(1) All information in this table is based upon unaudited operating financial data for the four months ended April 30, 2019 and 2018. This data has not been audited or reviewed by the Company’s independent registered public accounting firm. The financial information presented could change.